EXHIBIT 10.7

N O N S T A T U T O R Y   S T O C K   O P T I O N   C E R T I F I C A T E

Non-transferable

G R A N T TO

(“Optionee”)

of the right to purchase from FB Financial Corporation (the “Company”)

             shares of its common stock, par value $1.00 (the “Common Stock”), at the price of $             per share

pursuant to and subject to the provisions of the FB Financial Corporation 2016 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Option, Optionee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or Section 1 of the Terms and Conditions, the Option shall vest (become exercisable) in accordance with the following schedule, provided that Optionee remains in Continuous Service on each vesting date:

Vesting Date	Number of Option Shares Vested

IN WITNESS WHEREOF, FB Financial Corporation, acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

FB FINANCIAL CORPORATION

By:
Its:

Grant Date:

EXHIBIT 10.7

TERMS AND CONDITIONS

1. Vesting of Option. The Option shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Award Certificate, subject to Optionee’s Continuous Service on each vesting date. Notwithstanding the foregoing vesting schedule, the Option shall become fully vested and exercisable upon (i) Optionee’s death during his or her Continuous Service, (ii) the termination of Optionee’s Continuous Service by the Company by reason of his or her Disability, (iii) a Change in Control, unless the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, or (iv) if the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, the termination of Optionee’s Continuous Service by the Company without Cause (or Optionee‘s resignation for Good Reason as provided in any employment, severance or similar agreement between Optionee and the Company or an Affiliate) within two years after the effective date of the Change in Control.

2. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)    three (3) months after the termination of Optionee’s Continuous Service for any reason other than (i) by reason of Optionee’s death or Disability or (ii) by the Company for Cause;

(b)    twelve months after the date of the termination of Optionee’s Continuous Service by reason of his or her Disability;

(c)    twelve months after Optionee’s death, if (i) Optionee dies during his or her Continuous Service and before the Option otherwise expires, or (ii) Optionee dies during the 3-month period described in subsection (a) above and before the Option otherwise expires or (iii) Optionee dies during the twelve-month period described in subsection (b) above and before the Option otherwise expires (upon Optionee’s death, the Option may be exercised by Optionee’s estate or other beneficiary designated pursuant to the Plan); or

(d)    immediately upon the termination of Optionee’s Continuous Service by the Company for Cause.

If Optionee or his or her beneficiary exercises an Option after termination of service, the Option may be exercised only with respect to the Shares that were otherwise vested on Optionee’s termination of Continuous Service. For the avoidance of doubt, except as otherwise provided in Section 1 hereof, any portion of the Option that is unvested as of the date of Optionee’s termination of Continuous Service shall expire as of the date of Optionee’s termination of Continuous Service.

3. Exercise of Option. The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Company from time to time and (b) payment to the Company in full for the Shares subject to such exercise. If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be (i) in cash, (ii) by delivery (actual or by attestation) of Shares previously acquired by the purchaser, (iii) at the election of Optionee, by withholding of Shares from the Option, or (iv) any combination thereof, for the number of Shares specified in such written notice. Shares surrendered or withheld for this purpose shall be valued at their Fair Market Value on the date of exercise.

4. Limitation of Rights. The Option does not confer to Optionee or Optionee’s beneficiary any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Option. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue to provide services to the Company or any Affiliate.

5. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of Optionee to any other party. The Option is not assignable or transferable by Optionee other than by will or the laws of descent and distribution. The Option may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

6. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Option upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

EXHIBIT 10.7

7. Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with the Option. The withholding requirement may be satisfied, in whole or in part, at the election of Optionee, by withholding from the Option Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax purposes (or such greater amount as will not result in an adverse accounting consequence to the Company), all in accordance with such procedures as the Company establishes.

8. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

9. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

10. Severability. If any one or more of the provisions contained in this Award Certificate is invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, TN 37201; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

12. Clawback. The Option shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Optionee and to awards of this type.